EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Service 1st Bank Breaks Ground for Lodi Branch

TRACY, Calif. - May 30, 2006

Service 1st Bancorp, parent of Service 1st Bank, today announced the approval and ground breaking for the new branch in Lodi. "Much time has been spent designing an innovative branch for the Lodi market" said John O. Brooks, Chairman and CEO. "Our delivery will be personal and upscale befitting the residents and business people in that community."

"Lodi is a growing community located in a strong wine grape producing region. This coupled with other business opportunities offers an attractive location for the third full service branch of the Bank" said Mr. Brooks. Gina Manley, a life long resident and local banker heads the branch's staff. "We anticipate opening the branch around the early part of August and will have an outstanding staff to meet the needs of the Lodi community" said Bryan Hyzdu, President and CEO of Service 1st Bank.

The branch is now open in temporary quarters at 1930 Tienda Drive, Suite 104, Lodi, CA 95242. Please contact Gina Manley at (209) 333-5001, e-mail gmanley@service1stbank.com for comments or questions.

                             About Service 1st Bank:
                             -----------------------

Service 1st Bank is a full service, independent banking institution with total assets of $186 million operating full service branches in Stockton and Tracy. Service 1st Bank specializes in delivering custom-crafted lending and depository products to San Joaquin County's small to medium-sized businesses, professionals, and individuals. Since opening its doors in November 1999, Service 1st Bank has concentrated on providing a personalized "relationship" banking experience where customers are known individually and their needs met expeditiously. More information on Service 1st Bank is available at www.service1stbank.com.

                           Forward Looking Statements:
                           ---------------------------

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Actual

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results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005, and in reports filed on Form 10-QSB and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

Contact Information:
--------------------
Any inquiries may be directed to:
John Brooks at (209) 820-7953/ jbrooks@service1stbank.com, or
Bryan Hyzdu at (209) 993-2202/ bhyzdu@service1stbank.com

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